SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – May 17, 2005

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2005, the Compensation and Incentive Committee of the Board of Directors (the “Committee”) of Omnicare, Inc. (the “Company”) reviewed executive officer compensation and approved base salary increases for the following Named Executive Officers (“NEOs”), effective June 1, 2005: Joel F. Gemunder, President and Chief Executive Officer will now receive $1,600,000 annually; Patrick E. Keefe, Executive Vice President – Operations will now receive $437,000 annually; David W. Froesel, Jr., Senior Vice President and Chief Financial Officer will now receive $472,000 annually; Cheryl D. Hodges, Senior Vice President and Secretary will now receive $380,000 annually; Timothy E. Bien, Senior Vice President – Professional Services and Purchasing will now receive $345,000 annually; and Kirk M. Pompeo, Senior Vice President – Sales and Marketing will now receive $316,000 annually. The last prior increase in base salary for each of the NEOs (with the exception of Mr. Pompeo who was offered employment in April of 2004) was August 1, 2003. The Committee made no changes to incentive, equity or other components of NEO compensation.

On May 17, 2005, the Board of Directors of the Company (the “Board”) approved the following changes to the compensation of the Company’s directors: a $1,500 meeting fee for personal attendance of individual directors at each Board and committee meeting and a $750 meeting fee for telephonic attendance of individual directors at each Board and committee meeting. Also, in order to further encourage each director to achieve and maintain an appropriate ownership stake in the Company, the Board approved director stock ownership guidelines. The stock ownership guidelines approved by the Board require that all directors hold at least 7,500 shares of the Company’s common stock within 5 years of May 17, 2005. With the exception of Ms. Amy Wallman, who joined the Board in March of 2004, all directors currently meet the established guidelines. No other changes to the director compensation structure as described in the Company’s proxy statement filed on Schedule 14A on April 13, 2005 were made.

The Committee also established the 2005 Performance Objectives for the Company’s executive officers. These goals and objectives are comprised of both financial and operational factors. The operational factors are aimed at guiding the Company through a year of transition, which will include, but not be limited to, preparation for implementation of the new Medicare regulations and responding to the current drug pricing and government reimbursement issues, as well as positioning the Company for the new environment in 2006.

The financial factors, which include, but are not limited to, sales and earnings performance, profitability, cash flows and return on investments, will be assessed in the context of how the Company responds to the changing market place, as well as how the Company performs relative to its peers.

Operational factors will be paramount in 2005, as 2005 will be a year of transition that will require that the Company’s executive officers focus on positioning the Company to respond to a new regulatory environment and changes in its business and position the Company for long-term growth. These operational factors include, but are not limited to, integration of the new environment into every aspect of the Company’s business, continued growth of the core pharmacy business and progressive steps made toward implementation of the Company’s productivity enhancement and cost reduction initiatives, as well as product or service expansions, continued execution of the Company’s acquisition strategy and the successful integration of acquisitions and an overall strategic positioning of the Company’s assets.

Specific relative weights are not assigned to each financial and operational performance factor, since the relative importance of each factor varies depending upon the executive officer’s responsibilities.

The Committee and the Board believe it is the focus on the Company’s operational and strategic goals in 2005 that will support long-term growth and success for Omnicare in its new future.

Any awards of incentive compensation to the Company’s executive officers for 2005 that are intended to be exempt from Section 162(m) of the Internal Revenue Code will also be determined based upon objective corporate performance goals established by the Committee under incentive compensation plans approved by the Company’s stockholders. The Section 162(m) performance goals for 2005 relate to earnings per share growth rates (for restricted stock awards) and achievement of consolidated income thresholds (for annual cash awards).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Cheryl D. Hodges
Name:	Cheryl D. Hodges
Title:	Senior Vice President and Secretary

Dated: May 20, 2005